UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

AIR LEASE CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee computed table below per Exchange Act Rules 14a-6(i)(1) and 0-11

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Frequently Asked Questions about Compensation and Equity Awards

•	Will there be any changes to my base salary, bonus, long-term incentive awards, or benefits as a result of the merger?

•

We know that a competitive compensation program is important to our success, both for Air Lease to closing and for Sumisho Air Lease post-closing. Until the transaction closes, we will continue to operate under our current compensation and benefits programs.

•	For information on compensation changes following the closing of the merger, see “What will my overall compensation and benefits look like after the merger closes?” below for more information.

•	How will my outstanding equity awards be treated in the merger?

•	Under the terms of the merger agreement, all of your unvested RSUs will be converted into restricted cash awards at closing. The value of these awards will be calculated as follows:

•	For Time-Based RSUs: the value of the restricted cash award will be equal to the number of outstanding RSUs multiplied by $65.00 (the amount of the merger consideration per share).

•	For officers who have Book Value and TSR RSUs:

•

The number of unvested book value and TSR RSUs to be converted will be based on whichever is higher—target or actual performance—at the time the merger closes (expected in the first half of 2026, subject to customary closing conditions).

•	Actual performance will be measured the same way as in past awards (with potential adjustments to take into account the impact of the merger).

•

For unvested book value and TSR RSUs where the applicable 3-year performance period has not completed at close, the performance period will end using the latest practicable date before the closing date instead of the normal three-year performance period.

•	The value of these restricted cash awards will be equal to the number of book value and TSR RSUs converted multiplied by $65.00 (the amount of the merger consideration per share).

•

All restricted cash awards will be subject to the same vesting terms and conditions that applied to the original equity awards except that for book value and TSR RSUs, the restricted cash awards will be subject only to time-based vesting conditions (all performance conditions will go away). This means:

•

Your restricted cash awards will vest on the normal vesting schedule that originally applied to your equity awards. For time-based awards, this means that the applicable tranche of your restricted cash award will be paid to you less applicable tax withholding on or as soon as reasonably practicable following February 25th each year over the 3-year vesting period.

•	For book value and TSR RSUs, this means your restricted cash award will be paid to you on or as soon as reasonably practicable following December 31st of the applicable performance period ending.

•

If you are terminated without Cause or you resign for Good Reason (each as defined in your award agreement) within two years of the merger closing, all of your converted restricted cash awards granted in 2024 and 2025 will become payable in full upon your termination.

•	Where can I find information on my outstanding equity awards and plan documents?

•

All of your unvested RSUs are listed in Fidelity. Please access your account at the website below to see your unvested RSUs (including the number of RSUs and scheduled vesting dates), as well as access all of the award documents and prospectuses for the equity plans related to your unvested RSUs. If you can’t remember your login information, you will have to contact Fidelity directly.

•	https://nb.fidelity.com/static/mybenefits/netbenefitslogin/#/login

•	What impact will the merger have on my 2025 annual bonus?

•	Non-officers: The formula for determining your 2025 annual performance-based bonus remains as follows:

Target Award × Individual Performance Factor

As always, your 2025 bonus amount and eligibility will be based in part on your individual performance factor, but will not be reduced or prorated based on the timing of closing the merger. If you are awarded a bonus, you’ll receive it unless you’re terminated for Cause or you resign without Good Reason (each as defined in the 2025 Bonus Plan) before it’s paid.

•	Officers: The formula for determining your 2025 annual performance-based bonus remains as follows:

Target Award × Company Performance Factor x Individual Performance Factor

As always, your 2025 bonus amount and eligibility will be based in part on your individual performance factor, but will not be reduced or prorated based on the timing of closing the merger. If you are awarded a bonus, you’ll receive it unless you’re terminated for Cause or you resign without Good Reason (each as defined in the 2025 Bonus Plan) before it’s paid.

•	What impact will the merger have on my outstanding deferred bonus awards?

•

Your outstanding deferred bonus awards will continue to vest and be paid in the normal course unless you are terminated for Cause or resign without Good Reason (each as defined in the 2025 Bonus Plan) before the deferred bonus is vested on the normal schedule.

•	What impact will the merger have on 2026 annual bonuses?

•	There will be two components to the 2026 annual bonuses:

•

Prior to the closing of the merger, the 2026 bonus opportunity for officers and non-officers will be based on target performance and prorated for the part of the year up to the closing date. You will receive this bonus within 10 days of closing.

•

There will be another bonus opportunity put in place by the acquiring company following the closing to cover the period of time from closing through December 31, 2026. See “What will my overall compensation and benefits look like after the merger closes?” for more information.

•	What impact will the merger have on 2026 deferred bonuses?

•	There will be two components to the 2026 deferred bonuses:

•	Prior to the closing of the merger, the 2026 deferred bonuses will be prorated for the part of the year up to the closing date.

•

If you received a deferred bonus for 2026, there will be another deferred bonus opportunity put in place by the acquiring company following the closing to cover the period of time from closing through December 31, 2026. See “What will my overall compensation and benefits look like after the merger closes?” for more information.

•	What impact will the merger have on my 2026 base salary?

•	For employees at or below SVP level, your 2026 base salary will be eligible for adjustment in the ordinary course.

•	What impact will the merger have on 2026 equity awards?

•

If the merger has not closed by February 24, 2026, you will be eligible to receive a long-term cash incentive award vesting over three years in lieu of equity awards. The amount of this cash award will be based on the grant date value of the annual time-based RSUs (and for applicable officers, book value and TSR RSUs at target) that would have been granted to you for 2026 based on Air Lease’s normal practice for granting equity awards. These cash incentive awards will have the same vesting, forfeiture and other terms as were included in your 2025 equity award agreements, (excluding any performance-based vesting conditions) other than these awards will provide for prorated daily vesting (on a straight-line basis) if you are terminated without Cause or resign for Good Reason after the merger closes and you sign a release.

•	What will my overall compensation and benefits look like after the merger closes?

•	For the one-year period following the closing, the acquiring company will provide each continuing employee with the following:

•	A base salary that is at least equal to the base salary provided by Air Lease immediately prior to the closing;

•	An annual bonus opportunity and deferred bonus opportunity that is at least equal to the annual bonus opportunity and deferred bonus opportunity provided by Air Lease immediately prior to the closing;

•

Target long-term incentive opportunities that are at least equal to the target long-term incentive opportunities in effect immediately prior to the closing (although these may be provided in the form of cash rather than time-based RSUs, book value RSUs and TSR RSUs (as applicable) you were provided by Air Lease); and

•	Employee benefits that are no less favorable in the aggregate to those provided by Air Lease immediately prior to the closing.

The information above is summary information only, other than enhancements reflected in the merger agreement, this summary does not amend the terms and conditions of any applicable plan documents, agreements, policies, and programs.

Additional Information and Where to Find It

In connection with the transaction, Air Lease intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Following the filing of the definitive proxy statement with the SEC, Air Lease will mail the definitive proxy statement and a proxy card to each Class A common stockholder entitled to vote at the special meeting relating to the proposed merger. Investors may obtain the proxy statement, as well as other filings containing information about Air Lease, free of charge, from the SEC’s Web site (www.sec.gov) and at “Investors” section of Air Lease’s website at www.airleasecorp.com. Investors may also obtain Air Lease’s SEC filings in connection with the transaction, free of charge, by directing a request to Air Lease, Attention: Investor Relations, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067.

Participants in the Merger Solicitation

Air Lease and its directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Air Lease’s directors and executive officers is available in its definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on March 18, 2025. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement relating to the transaction when it becomes available. This communication does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.